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Exhibit 23.2

NOTICE REGARDING CONSENT OF FORMER ACCOUNTANTS

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        The consolidated financial statements and schedules of the Company incorporated into this Registration Statement by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003, as amended, contain 2001 financial information which was audited by Arthur Andersen LLP.

        On May 23, 2002 the Board of Directors dismissed Arthur Andersen LLP as its independent public accountants and appointed PricewaterhouseCoopers LLP as its independent registered public accounting firm. In 2002, Arthur Andersen ceased operations. As a result, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this Registration Statement of its audit report with respect to the Company's financial statements for the year ended December 31, 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2003, as amended, incorporated by reference herein. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Registration Statement without a written consent from Arthur Andersen. As a result, however, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this Registration Statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, should still be able to rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

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NOTICE REGARDING CONSENT OF FORMER ACCOUNTANTS